EXHIBIT 99.1

     Schnitzer Steel Reports Record Annual Revenues and Earnings

    PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 6, 2004--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $37.9 million or $1.22 per diluted share on revenues of $204.5 million for the fourth quarter ended August 31, 2004. In comparison, the Company reported net income of $16.9 million or $0.56 per diluted share on revenues of $153.6 million for the quarter ended August 31, 2003.
    For the fiscal year ended August 31, 2004, Schnitzer Steel reported record net income of $111.2 million or $3.58 per diluted share on record revenues of $688.2 million. These amounts compare to net income of $43.2 million or $1.47 per diluted share on revenues of $496.9 million during the 2003 fiscal year.
    "It was just a year ago when we announced that Schnitzer completed its first decade as a publicly traded Company by reporting record revenues and earnings," said Robert W. Philip, Chairman and Chief Executive Officer. "Today, it's a pleasure to report that we began the second decade by again reporting record annual revenues and net income. Fiscal 2004's excellent performance was primarily the result of a strong pricing environment driven by improvements in the world economies that spurred demand for both finished steel and recycled metal products. However, much of this year's success is attributable to our excellent management team that helped position the Company to leverage the strong pricing environment. The credit for our record year goes directly to the management teams in both our wholly-owned businesses and our joint ventures, including Hugo Neu Corporation."
    Referring to the Company's recent quarterly performance Mr. Philip added, "Our fourth quarter 2004 earnings grew 125% over the 2003 period and exceeded our earlier guidance. The earnings growth was due primarily to continued improvement in both the steel and recycled metal markets. The Company's earnings growth was led by our wholly-owned and joint venture metals recycling businesses that produced a combined operating profit of $40.7 million, which was 100% above the fourth quarter of last year. We also saw significant profit gains in the Steel Manufacturing Business and continued earnings growth in the Auto Parts Business segment. Looking ahead into the first quarter of fiscal 2005, we continue to see good market conditions for all of our products, which are expected to result in strong earnings growth over the prior year quarter."

    Chief Financial Officer's Retirement

    The Company also announced that Barry A. Rosen, Vice President - Finance and Chief Financial Officer plans to retire in June 2005. Mr. Rosen has been the Company's Chief Financial Officer for the past 22 years. He was directly involved in Schnitzer's 1993 initial public stock offering and the development of the Company's strategic efforts to grow the business. During Mr. Rosen's tenure the Company saw significant growth both in size and geographic scope. Commenting on Mr. Rosen's pending retirement, Mr. Philip noted, "Barry is recognized by many for his expertise in the financial intricacies and nuances of the metals recycling and steel manufacturing industries and has built valuable relationships with the outside financial community. In addition to building external relationships, Barry also developed an excellent finance team, including very capable professionals who are well suited to succeed him as the Company's Chief Financial Officer. The combination of this strong team and Barry's continued active involvement as Chief Financial Officer during the next eight months gives us the ability to insure that the Company will undergo a smooth and orderly transition. As mentioned earlier, Schnitzer's business outlook remains very positive and our financial management will be seamless as we move ahead."

    Metals Recycling Business

    The Metals Recycling Business' fourth quarter 2004 operating income amounted to $21.8 million representing an improvement of 54% over the fourth quarter of last year. The increase in profitability was largely driven by higher selling prices, offset in part by lower ferrous sales volumes and higher costs paid to procure unprocessed metal. Ferrous selling prices averaged $199 per ton during the fourth quarter of fiscal 2004, which compares to $137 per ton reported in last year's fourth quarter and $237 per ton for the third quarter of fiscal 2004. Prices generally increased during fiscal 2004; however, markets experienced significant price fluctuations throughout the year. Fourth quarter 2004 ferrous sales volumes amounted to 490,000 tons, which were 8% lower than the same quarter last year, but met the Company's expectations. The modestly lower sales volumes were caused by normal variations in shipments resulting from the timing of when export orders are received and ultimately shipped.
    The Company is upgrading and modernizing certain of its metals processing facilities. These improvements include replacing equipment and rebuilding infrastructure and resulted in a fiscal 2004 fourth quarter charge of $3.5 million to write-down the value of obsolete fixed assets.

    Joint Venture Businesses

    Fourth quarter 2004 operating income from joint ventures amounted to $18.9 million, which included a $6.1 million charge to account for this year's LIFO charge. In comparison, last year's fourth quarter income from joint ventures amounted to $6.2 million and included a $2.2 million charge for LIFO inventory valuation. The joint ventures benefited from similar market factors and pricing as described in the discussion above relating to the Metals Recycling Business. In addition, sales volumes from the processing joint ventures grew 15% from the fourth quarter of last year to 993,000 tons caused primarily by timing variances between when export orders are received and shipped. Brokerage sales volume increased 12% from the prior year quarter, which came primarily from increased market share in Mexico and Latin America coupled with product line expansion into other scrap metal related commodities.

    Auto Parts Business

    Fourth quarter operating income for the Auto Parts Business grew 27% over the prior year quarter to $7.3 million. The improved profitability was due in part to the addition of three new stores in Canada that were purchased in March 2004 as well as from higher wholesale revenues caused by increasing recycled metal prices. These improvements were offset in part by higher costs to procure inventory and increases in costs to expand the infrastructure to support the Company's growth plans.

    Steel Manufacturing Business

    The Steel Manufacturing Business reported record operating profits of $15.1 million in the fourth quarter of fiscal 2004, which compares to $0.4 million in the same 2003 period. Selling prices averaged a record $511 per ton in the fourth quarter of fiscal 2004, representing a 70% and 14% increase over the fourth quarter of 2003 and the third quarter of 2004, respectively. Selling prices have increased dramatically over the last three fiscal quarters due to rising raw material costs and improved demand for finished steel products.
    Throughout fiscal 2004 finished steel demand was very good. Traditionally, the mill carries higher inventories into the fourth quarter that allow it to fulfill seasonably strong fourth quarter demand. However, the unusually high demand in the second and third quarters of fiscal 2004 caused the mill's finished goods inventory to decrease. Consequently, finished goods inventories at the beginning of the fourth quarter of 2004 were low and resulted in a fourth quarter 2004 sales volume decline of 9%.
    On May 5, 2004, the Company announced that it retained Bear Stearns to explore strategic alternatives, including the possible sale, for the Steel Manufacturing Business. The Company is continuing to work with Bear Stearns, but has nothing new to report on this matter at this time.

    General and Administrative Costs

    The Company's general and administrative expense amounted to $12.3 million in the fourth quarter of fiscal 2004 compared to $8.6 million in last year's fourth quarter. The higher administrative costs were primarily driven by an increase in the Company's bonus accrual, which is based upon an Economic Value Added (EVA(R)) model and directly ties bonus payouts to the underlying financial performance of the Company. The Company's recent record financial performance has resulted in significantly higher bonus expense in the fiscal 2004 period. The EVA bonus plans cover approximately 400 of the Company's employees.

    First Quarter 2005 Outlook

    During the third quarter of fiscal 2004 ferrous recycled metal selling prices for new orders declined from the record highs that were achieved in March 2004. However, by early June prices began to firm and continued to rise throughout the fourth fiscal quarter. In August 2004 average market prices for ferrous metals actually exceeded the highs achieved in March 2004. Ferrous selling prices are volatile and have since moderated, but today remain ahead of the average prices realized in fiscal 2004. Overall demand for recycled metal remains good. The Metals Recycling Business normally accepts export orders 60 to 90 days before shipment. Based upon the Metals Recycling
Business' current order backlog, contracted selling prices that are expected to be shipped in the first quarter of fiscal 2005 are, on average, significantly above the price levels reported in the first quarter of last year and even higher than the averages realized during the fourth quarter of 2004. The Company's wholly-owned Metals Recycling Business' first quarter 2005 ferrous sales volume is anticipated to be in the 430,000 to 475,000 ton range. Ocean freight rates eased in the fourth quarter of fiscal 2004 relative to the rates paid in the third quarter of 2004, but are now strengthening. The cost of unprocessed ferrous metal remains very competitive and volatile. The Company anticipates the cost of unprocessed metal to generally follow the trend of market selling prices.
    It is anticipated that the joint venture processors in the metals recycling business will experience similar market trends as the Company's wholly-owned Metals Recycling Business; however, their financial results may vary depending on geographical locations, competition and other factors. The Company records its share of the joint venture's LIFO inventory adjustment in the fourth quarter of each year, thus no LIFO adjustment is expected in the first quarter of 2005.
    Overall, it's anticipated that the Auto Parts Business' first quarter 2005 retail demand will remain steady relative to the fourth quarter. Comparing the first quarter of fiscal 2004 to the 2005 first quarter, it is anticipated that both revenues and income from operations will improve due to the addition of the three new Canadian stores acquired in March 2004 as well as expected increases in wholesale revenues resulting from higher pricing levels.
    Throughout the 2004 fourth quarter finished steel selling prices generally increased, which is expected to result in modestly higher average selling prices in the first quarter of 2005. Consumption of steel remains good, but normally declines in the first fiscal quarter due to seasonal declines in demand. Also, we expect fabricators to reduce their inventories during this period. In recent months, we have seen increasing imports of certain steel products that have increased the supply for these selected items in the market. It is estimated that first quarter 2005 sales volumes will approximate 140,000 tons. Raw material costs, including the costs of alloys and electrodes are expected to rise; however, energy costs are anticipated to begin to decline relative to the costs paid in the fourth quarter of 2004 due to seasonal decreases in energy rates.
    The Company's effective tax rate for the first quarter of fiscal 2005 should continue to benefit from Extraterritorial Income Exclusion benefits associated with certain export sales. These benefits as well as other factors are expected to result in a first quarter 2005 effective tax rate of approximately 35%.
    The Company estimates its first quarter 2005 income from operations to be in the $62 million to $68 million range. This amount compares to income from operations of $18.1 million reported for the first quarter of fiscal 2004 and $57.2 million reported in the fourth quarter of fiscal 2004.

    Fourth Quarter 2004 Conference Call

    In conjunction with this release, Schnitzer Steel invites you to listen to its conference call that will be broadcast over the Internet today, October 6, 2004, at 11:30 a.m. EST with Robert W. Philip, Chairman and Chief Executive Officer and Barry A. Rosen, Vice President -- Finance and Chief Financial Officer. The call is being webcast by CCBN and can be accessed on Schnitzer Steel's web site at www.schnitzersteel.com.
    Schnitzer Steel Industries, Inc. is one of the nation's largest recyclers of ferrous metals, a leading self-service used auto parts retailer with 26 locations in the U.S. and Canada, and manufacturer of finished steel products. The Company, with its joint venture partners, processes approximately 5.2 million tons of recycled ferrous metals per year as well as brokers nearly 3.0 million tons through various brokerage arrangements. In addition, the Company's steel mill has an annual production capacity of approximately 700,000 tons of finished steel products. The Company and its joint venture partners operate primarily along the West Coast and Northeastern seaboard of the United States.

    This news release, particularly the "Outlook" section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. One can generally identify these forward-looking statements because they contain "expect", "believe", "anticipate", "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting both Schnitzer Steel Industries, Inc.'s consolidated operations and its joint ventures (the Company) that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; impact of pending or new law and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates; the predictability of joint venture operating results; and the inability to complete expected large scrap export shipments in the current quarter, all as discussed in more detail under the heading "Factors That Could Affect Future Results" in the Company's most recent quarterly report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com. EVA(R) is a registered trademark of Stern
Stewart & Company.


                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)

                              For The Three Months
                                   Ended           For The Year Ended
                                 August 31,            August 31,
                             -------------------  -------------------
                               2004      2003       2004       2003
                             --------- ---------  --------- ---------
                                 (Unaudited)          (Unaudited)
REVENUES:

Metals Recycling Business:
    Ferrous sales            $110,466  $ 83,501   $392,992  $255,232
    Nonferrous sales           17,293    13,240     56,954    47,788
    Other sales                 1,617     1,204      6,356     5,533
                             --------- ---------  --------- ---------
        Total Metals
         Recycling Revenue    129,376    97,945    456,302   308,553

Auto Parts Business            23,319    17,020     81,518    65,225
Steel Manufacturing
 Business                      86,165    56,684    271,293   191,861
Intercompany Eliminations     (34,369)  (18,053)  (120,893)  (68,773)
                             --------- ---------  --------- ---------
        Total Revenue        $204,491  $153,596   $688,220  $496,866
                             ========= =========  ========= =========


OPERATING INCOME (LOSS):

Metals Recycling Business    $ 21,772  $ 14,104   $ 77,319  $ 35,781
Auto Parts Business             7,267     5,732     26,804    21,968
Steel Manufacturing
 Business                      15,130       376     24,636    (2,522)
Joint ventures, including
 year-end LIFO adjustments     18,937     6,212     61,571    24,421
Corporate expense              (3,853)   (2,968)   (15,570)   (9,966)
Intercompany eliminations       1,489     1,247     (4,380)    1,203
Impairment and other
 nonrecurring charges          (3,500)        -     (3,500)   (2,100)
                             --------- ---------  --------- ---------
        Total Operating
         Income              $ 57,242  $ 24,703   $166,880  $ 68,785
                             ========= =========  ========= =========


NET INCOME                   $  37,940 $ 16,873   $111,181  $ 43,201
                             ========= =========  ========= =========

BASIC EARNINGS PER SHARE     $    1.26 $   0.59   $    3.71 $   1.55
                             ========= =========  ========= =========

DILUTED EARNINGS PER SHARE   $    1.22 $   0.56   $    3.58 $   1.47
                             ========= =========  ========= =========

Share Information (in
 thousands):
    Basic shares
     outstanding               30,210    28,832     29,976    27,975

    Diluted shares
     outstanding               31,077    30,282     31,058    29,480


                   SCHNITZER STEEL INDUSTRIES, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)

                              For the Three Months
                                     Ended         For the Year Ended
                                   August 31,           August 31,
                              ------------------- -------------------
                                2004      2003      2004      2003
                              --------- --------- --------- ---------
                                  (Unaudited)         (Unaudited)

 Revenues                     $204,491  $153,596  $688,220  $496,866
                              --------- --------- --------- ---------

 Operating expenses:
  Cost of goods sold           148,612   125,041   530,279   413,043
  Impairment and
   nonrecurring charges          3,500         -     3,500     2,100
  Selling                        1,815     1,500     6,102     5,311
  General and Administrative    12,259     8,564    43,030    32,048
                              --------- --------- --------- ---------

 Income from wholly-owned
  operations                    38,305    18,491   105,309    44,364

 Operating income from joint
  ventures                      18,937     6,212    61,571    24,421
                              --------- --------- --------- ---------

 Operating income               57,242    24,703   166,880    68,785

 Other income (expense):
  Interest expense                (560)     (644)   (2,048)   (1,778)
  Other income, net               (345)     (262)     (506)     (540)
                              --------- --------- --------- ---------
                                  (905)     (906)   (2,554)   (2,318)
                              --------- --------- --------- ---------

 Income before income taxes     56,337    23,797   164,326    66,467

 Income tax provision          (17,718)   (6,484)  (50,669)  (17,946)
                              --------- --------- --------- ---------

 Income before minority
  interests, pre-acquisition
   interests and cumulative
    effect of change in
     accounting principle        38,619    17,313   113,657    48,521

 Minority interests, net of
  income taxes                    (679)     (474)   (2,476)   (1,824)
 Pre-acquisition interests,
  net of income taxes                -        34         -    (2,513)
                              ---------  --------  --------  --------

 Income before cumulative
  effect of change in
  accounting principle          37,940    16,873   111,181    44,184

 Cumulative effect of change
  in accounting principle            -         -         -      (983)
                              ---------  --------  --------  --------

 Net income                   $ 37,940  $ 16,873  $111,181  $ 43,201
                              ========= ========= ========= =========

 Basic earnings per share     $   1.26  $   0.59  $   3.71  $   1.55
                              ========= ========= ========= =========

 Diluted earnings per share   $   1.22  $   0.56  $   3.58  $   1.47
                              ========= ========= ========= =========
 Share information
  (thousands):
   Basic shares outstanding     30,210    28,832    29,976    27,975
                              ========= ========= ========= =========

   Diluted shares
    outstanding                 31,077    30,282    31,058    29,480
                              ========= ========= ========= =========


Schnitzer Steel Industries, Inc.
Selected Operating Statistics
                  (Unaudited)

                      Q1 FY04   Q2 FY04   Q3 FY04   Q4 FY04     FY04
                     --------  --------  --------  --------  ---------
Metals Recycling
 Business
  Ferrous Recycled
   Metal Sales Prices
   ($/LT)
    Domestic             $135      $168      $228      $186      $184
    Export               $144      $154      $243      $208      $187
    Average              $140      $158      $237      $199      $184

  Ferrous Sales
   Volume (LT)
    Domestic -
     Processed         99,781   105,371   112,310   142,198   459,660
    Domestic -
     Brokered          73,366    40,658    52,627    49,333   215,984
    Export            235,481   355,304   280,493   298,484 1,169,762
                    --------------------------------------------------
     Total            408,628   501,333   445,430   490,015 1,845,406
                    ==================================================

    Includes sales to
     SMB              157,989   131,837   158,314   169,459   617,599
                    ==================================================

Steel Manufacturing
 Business
  Sales Prices ($/NT)
    Rebar                $308      $354      $460      $512      $405
    Other (including
     billets)            $313      $347      $438      $510      $404
    Average              $310      $351      $448      $511      $404

  Sales Volume (NT)
    Rebar              91,204    89,699    71,069    88,462   340,434
    Wire Rod           43,020    43,358    49,165    45,352   180,895
    Other (including
     billets)          28,370    29,252    34,595    28,513   120,730
                    --------------------------------------------------
     Total            162,594   162,309   154,829   162,327   642,059
                    ==================================================

JV Ferrous Recycled
 Metal Sales Volume
 (LT)
    Processed LT      674,622   827,787 1,086,024   993,326 3,581,759
    Brokered LT       677,395   623,077   620,640   754,981 2,676,093
                    --------------------------------------------------
                    1,352,017 1,450,864 1,706,664 1,748,307 6,257,852
                    ==================================================



                      Q1 FY03   Q2 FY03   Q3 FY03   Q4 FY03     FY03
                     --------  --------  --------  --------  ---------
Metals Recycling
 Business
  Ferrous Recycled
   Metal Sales Prices
   ($/LT)
    Domestic             $100      $108      $125      $119      $114
    Export               $104      $113      $140      $144      $127
    Average              $102      $111      $133      $137      $122

  Ferrous Sales
   Volume (LT)
    Domestic -
     Processed        113,439    95,277   132,217    82,087   423,020
    Domestic -
     Brokered          38,890    57,462    60,322    75,376   232,050
    Export            142,199   402,437   239,801   372,658 1,157,095
                    --------------------------------------------------
     Total            294,528   555,176   432,340   530,121 1,812,165
                    ==================================================

    Includes sales to
     SMB              114,988   140,823   144,274   134,787   534,872
                    ==================================================

Steel Manufacturing
 Business
  Sales Prices ($/NT)
    Rebar                $273      $269      $282      $298      $282
    Other (including
     billets)            $293      $299      $305      $303      $300
    Average              $284      $283      $293      $300      $291

  Sales Volume (NT)
    Rebar              64,652    74,160    88,323    99,829   326,964
    Wire Rod           50,216    37,790    47,469    51,016   186,491
    Other (including
     billets)          27,470    25,099    28,418    27,170   108,157
                    --------------------------------------------------
     Total            142,338   137,049   164,210   178,015   621,612
                    ==================================================

JV Ferrous Recycled
 Metal Sales Volume
  (LT)
    Processed LT      635,899   941,220   880,173   865,255 3,322,547
    Brokered LT       470,304   220,335   333,631   674,753 1,699,023
                    --------------------------------------------------
                    1,106,203 1,161,555 1,213,804 1,540,008 5,021,570
                    ==================================================

Note: Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

    CONTACT: Schnitzer Steel Industries, Inc.
             Barry Rosen, 503-323-2720 (Financial Contact)
             Tom Zelenka, 503-323-2821 (Press Contact) www.schnitzersteel.com